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                                                                     EXHIBIT 2.2

                     AMENDMENT TO STOCK PURCHASE AGREEMENT


     This Amendment to Stock Purchase Agreement (the "Amendment") is made and entered into this 1st day of April, 1997, by and between CROSS-CONTINENT AUTO RETAILERS, INC., a Delaware corporation ("C-CAR"), and R. DOUGLAS SPEDDING ("RDS").

                                    RECITALS
                                    --------

     A. By that certain Stock Purchase Agreement (the "Agreement") dated January 23, 1997, RDS agreed to sell all of the issued and outstanding shares of capital stock of Douglas Toyota, Inc., a Colorado corporation, and Toyota West Sales and Service, Inc., a Nevada corporation, to C-CAR.

     B.  C-CAR and RDS desire to amend the Agreement.

                                   Agreement

     For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, C-CAR and RDS agree as follows:

     1.  The Agreement is amended as follows:

         (a) The number $12,000,000 in subparagraph 4(b) is deleted and the number $5,000,000 is substituted therefor.

         (b) The following shall be added to the Agreement as subparagraph 4(d):

             Purchaser shall execute and deliver to Seller a promissory note in the original principal amount of $7,000,000, bearing interest at a variable rate equal to the prime rate of interest announced by Bank of America from time to time, such interest being payable monthly as it accrues, with the principal balance being due and payable sixty (60) months after the date of the promissory note.

         (c) The second sentence of subparagraph 7(1) is deleted in its entirety and the following sentence is substituted therefor:

             The Financial Statements fairly present the financial condition of each Corporation at the dates mentioned and the results of its
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             operations for the periods specified and were prepared in
             accordance with its normal and customary accounting procedures.

         (d) The following shall be added to Paragraph 7(aa):

             Purchaser acknowledges the receipt of Phase I environmental site audits for each real property leasehold interest used by either Corporation and each parcel of real property owned by RDS and purchased by C-Car under the Purchase Agreements as defined in the Agreement. Except as disclosed in the Phase I environmental site audits, Seller restates the representations and warranties found in subparagraph 7(aa).

         (e) Subparagraphs 10(f)(iii) and (iv) are deleted in their entirety.

         (f) Subparagraph 10(g) is deleted in its entirety and the following sentence is substituted therefor:

             This Agreement and the transactions contemplated by this Agreement shall have received all required approvals and consents from all
             (i) lenders, (ii) lessors, (iii) manufacturers represented by each Corporation, (iv) the FTC and the Justice Department under the HSR Act and the regulations promulgated thereunder, (v) the New York Stock Exchange, (vi) Morgan, Stanley & Co. Incorporated, (vii) the Colorado Department of Transportation, and (viii) the Department of Motor Vehicles of the State of Nevada.

         (g) Subparagraph 10(p) is deleted in its entirety and the following sentence is substituted therefor:

             The Aggregate Adjusted Net Worth, as adjusted by the Post 1996 Adjustments, shall not be less than $6,000,000, and the Aggregate

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             1996 Earnings shall not be less than $10,000,000.

         (h) Subparagraph 11(e) is hereby deleted in its entirety

         (i) Subparagraphs 11(j)(iii) and (iv) are deleted in their entirety.

     2. As modified by this Amendment, the Agreement shall remain in full force and effect, enforceable in accordance with its terms.

     3. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of Texas.

     4. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, administrators, executors, successors, and assigns.

                              CROSS-CONTINENT AUTO RETAILERS, INC.,
                              a Delaware corporation


                              By:   /s/ Bill A. Gilliland
                                    --------------------------------------------
                                    Bill A. Gilliland,
                                    Chairman & Chief Executive Officer



                                    /s/ R. Douglas Spedding
                                    --------------------------------------------
                                    R. DOUGLAS SPEDDING

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